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                                                                    EXHIBIT 10-F


[NOVACARE LETTERHEAD]


                                                   May 26, 1995

C. Arnold Renschler, M.D.
408 Barbara Lane
Bryn Mawr, PA  19010

Dear Arnie:

This confirms our understanding with respect to the terms of your continued employment by NovaCare (the "Company"). The terms and conditions of your agreement with the Company dated as of January 3, 1994 (the "Agreement"), a copy of which is attached hereto and which is incorporated herein by reference, are hereby ratified and affirmed except as specifically modified below:

1. The first and last sentences of Paragraph 2 of the Agreement are deleted in their entirety and the following is substituted in place of the first sentence:

         "2. Position, Duties. The Employee shall serve as the Company's Senior Vice President, Chief Clinical Officer and President and General Manager, NewCo, a professional services consulting and management division, yet to be named."

2. You have been granted, subject to the approval of the Compensation Committee of the Board of Directors, a non qualified stock option, pursuant to the NovaCare 1986 Stock Option Plan (the "Plan"), to purchase 110,000 shares of NovaCare common stock at $7.375, the exercise price at the close of business yesterday. Such options shall vest over five years in annual cumulative installments of 20% per year, commencing May 25, 1996, and shall become fully vested immediately (1) if you are directed to report, without your prior written approval, to someone other than John H. Foster or Timothy E. Foster, or (2) if there is a change of control of the Company. "Change of control" for purposes of this paragraph shall mean that voting control of twenty percent or more of the common shares of the Company vests in a person (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) other than a group of which you are a member. You remain eligible for annual option grants pursuant to paragraph 3.4 of the Agreement.

3. Paragraph 8.1 of the Agreement is amended by substituting for the first portion of the second sentence thereof ending with "... or (b)" the following:





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C. Arnold Renschler, M.D.
May 26, 1995
Page 2




         "The Employee agrees that, in consideration of his employment hereunder, the Employee will not, for a period of one (1) year commencing on the date of termination for any reason of his employment with the Company, (a) engage, directly or indirectly, whether as principal, agent, distributor, representative, consultant, stockholder (other than an investment of not more than 5% of the stock or equity of any corporation the stock of which is publicly traded), employee or otherwise, in any activity or business venture which is competitive with any business conducted or proposed to be conducted by the Company as of the date of termination of his employment with the Company (it being understood and agreed that the Employee shall not be considered to have violated the foregoing covenant if, subsequent to his employment by the Company, he engages in the skilled nursing facility, including sub-acute services (other than contract sub-acute services), assisted living or senior living housing business or the physician services (other than contract rehabilitation management) business), or (b) ..."

Except as modified above, the Agreement remains in full force and effect.

If you agree to the foregoing, please sign the enclosed executed copy of this letter and return it to me.

                                                   Sincerely,

                                                   /s/ TIMOTHY E. FOSTER
                                                   ---------------------
                                                   Timothy E. Foster


Agreed to:

/s/ C. ARNOLD RENSCHLER,                           Date:  5/26/95
---------------------------------                        --------------
C. Arnold Renschler, M.D.



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Enclosure